Exhibit 10.19

SECOND AMENDED AND RESTATED REVOLVING PROMISSORY NOTE

(SECURED)

$5,500,000	As of May 20, 2006
Boston, Massachusetts

For value received, LEMAITRE VASCULAR, INC. located at 26 Ray Avenue, Burlington, Massachusetts 01803 (the “Borrower”), promises to pay the order of BROWN BROTHERS HARRIMAN & CO., (the “Bank”), at a principal office of the Bank at 40 Water Street, Boston, Massachusetts, or at such other place or places or to such other party or parties as the Bank may from time to time designate, the principal sum of

FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO/100 ($5,500,000)

or, if less, the aggregate unpaid principal amount of all advances made by the Bank to the Borrower, together with interest on any unpaid balance payable monthly in arrears on the first day of each calendar month at a fluctuating interest rate per annum as provided in a Third Amended and Restated Revolving Loan and Security Agreement dated as of the date hereof between the Borrower and the Bank, as amended from time to time thereafter (the “Revolving Loan and Security Agreement”). Interest shall be calculated on the basis of actual days elapsed and a 360-day year. If this Note is not paid in full upon becoming due and payable, interest on the unpaid balance shall thereafter by payable on demand at a fluctuating interest rate per annum equal to 2% above the Base Rate (as defined in the Revolving Loan and Security Agreement), or such other rate designated by the Bank, in effect from time to time.

This Note is the note described in (i) a certain the Revolving Loan and Security Agreement, and (ii) a certain Third Amended and Restated Term Loan Agreement dated as of the date hereof executed by the Borrower in favor of the Bank, as amended from time to time thereafter (the “Term Loan Agreement”). This Note is secured by any and all collateral at any time granted to the Bank to secure any obligations of the Borrower to the Bank, including, without limitation, the Collateral described in such Revolving Loan and Security Agreement and the Term Loan Agreement.

The Borrower may voluntarily prepay this Note in whole or in part at any time and from time to time without penalty, together with interest accrued on the amount prepaid through the date of payment. Any amounts prepaid hereunder may be reborrowed.

The Borrower agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by the Bank in enforcing the obligations created by this Note or any other related document.

Prior to this Note becoming due and payable, all payments made by the Borrower shall be applied first to interest and then to principal. After demand by the Bank, any payments received may be applied by the Bank in its sole discretion. The entries on the records of the Bank (including any appearing on this Note) shall be prima facie evidence of the amounts outstanding hereunder.

No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower and every endorser or guarantor of this note, regardless of the time, order or place of signing, waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time or terms of payment hereunder or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

Any deposits or other sums at any time credited by or due from the Bank to the Borrower, or to any endorser or guarantor hereof, and any securities or other property of the Borrower or any such endorser or guarantor at any time in the possession of the Bank may at all times be held and treated as collateral for the payment of this Note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint, or several, secured or unsecured, due or to become due, now existing or hereafter arising) of the Borrower to the Bank. Regardless of the adequacy of collateral, the Bank may apply or set off such deposits or other sums against such liabilities at any time.

None of the terms or provisions of this Note may be excluded, modified, or amended except by a written instrument duly executed on behalf of the Bank expressly referring hereto and setting forth the provision so excluded, modified or amended.

The term “Bank” as used in this Note includes the Bank’s successors and assigns. This Note shall be binding upon the Borrower and each endorser and guarantor hereof, and their respective successors, assigns and representatives.

All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note shall be deemed to be under seal.

This Note amends, restates and combines in its entirety an Amended, Restated and Combined Demand Promissory Note (Secured) in the original principal amount of $1,500,000 dated as of November 15, 2001 executed by the Borrower in favor of the Bank, as amended to date to the principal amount of $2,250,000 (the “2001 Note”). All amounts outstanding under the 2001 Note shall be deemed outstanding under this Note.

ATTEST:	LEMAITRE VASCULAR, INC.

/s/ Aaron M. Grossman	By:	/s/ Joseph P. Pellegrino, Jr.

	Name:	Joseph P. Pellegrino, Jr.

	Title:	Executive Vice-President-Finance